EXHIBIT 4.1

AMENDED AND RESTATED

CERTIFICATE OF DESIGNATIONS OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES D CONVERTIBLE PREFERRED STOCK

OF

SPLASH BEVERAGE GROUP, INC.

The undersigned, Brady Cobb, Interim Chief Executive Officer of Splash Beverage Group Inc., a Nevada corporation (the “Corporation”), DOES HEREBY CERTIFY that, pursuant to Chapter 78 of the Nevada Revised Statutes (the “NRS”) and the Corporation’s Articles of Incorporation, the following resolutions were duly adopted by the Board of Directors of the Corporation on July 2, 2026;

WHEREAS, the Board of Directors is authorized within the limitations and restrictions stated in the Articles of Incorporation of the Corporation, as amended, to provide by resolution or resolutions for the issuance of shares of preferred stock, par value $0.001 per share, of the Corporation, in such series and with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as the Corporation’s Board of Directors shall fix by resolution or resolutions providing for the issuance thereof duly adopted by the Board of Directors; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of Preferred Stock and the number of shares constituting such series;

NOW, THEREFORE, BE IT RESOLVED:

Section 1. Designation and Authorized Shares. Pursuant to this Amended and Restated Certificate of Designations of Preferences, Rights and Limitations (the “Certificate of Designations”), the Corporation shall be authorized to issue 5,500 shares of Series D Convertible Preferred Stock, par value $0.001 per share (the “Series D Preferred Stock” or “Series D”), having a stated value of $1,000 per share (the “Stated Value”). Each share of Series D Preferred Stock shall be identical in all respects to every other share of Series D Preferred Stock.

Section 2. Ranking. The Series D Preferred Stock shall, with respect to dividend rights and rights on liquidation, dissolution, and winding up of the Corporation, rank: (i) senior to all classes or series of capital stock of the Corporation the terms of which specifically provide that such class or series will rank junior to the Series D Preferred Stock (collectively, “Junior Securities”); (ii) on a parity with all classes or series of Common Stock of the Corporation and with each class or series of capital stock of the Corporation the terms of which specifically provide that such class or series will rank on a parity with the Series D Preferred Stock (collectively, “Parity Securities”); and (iii) junior to each class or series of capital stock of the Corporation the terms of which specifically provide that such class or series will rank senior to the Series D Preferred Stock.

Section 3. Voting Rights; Liquidation Rights.

(a)       Voting Rights. Beginning on the Initial Conversion Date (as defined below), each share of Series D shall be entitled to vote with the Corporation’s Common Stock on an as-converted basis, subject to the limitations on conversion set forth in Section 4. Notwithstanding the foregoing, the holders of the Series D shall not be entitled to vote on any matters for which stockholder approval is sought in order to comply with the rules and regulations of the Principal Market (as defined below) and on which the holders are not entitled or are precluded from voting pursuant to the rules and regulations of the Principal Market (as defined below).

(b)       Liquidation Rights. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, before any distribution or payment shall be made to holders of Junior Securities, the holders of Series D Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to stockholders, on a pro rata basis with holders of any Parity Securities, an amount per share of Series D Preferred Stock equal to the Stated Value, plus any accrued but unpaid dividends thereon (the “Liquidation Preference”). If upon any such liquidation, dissolution or winding up, the assets of the Corporation available for distribution to stockholders shall be insufficient to pay the holders of Series D Preferred Stock the full Liquidation Preference and the full liquidation preference of any Parity Securities, then such assets shall be distributed among the holders of Series D Preferred Stock and such Parity Securities ratably in proportion to the full amounts to which they would otherwise be entitled. After payment of the Liquidation Preference, the holders of Series D Preferred Stock shall not be entitled to any further participation in any distribution of assets of the Corporation.

Section 4. Conversion.

(a)       Conversion Right. Subject to the Maximum Percentage (as defined below), beginning on the later of (i) December 31, 2026, (ii) the date on which the NYSE American, LLC or such other exchange or trading market on which the Common Stock is then listed or quoted (the “Principal Market”) has approved and authorized the issuance of the shares of Common Stock hereunder pursuant to the rules and regulations thereof (if such Principal Market approval and authorization is required), and (iii) the date on which the Corporation’s stockholders have approved the issuance of shares of Common Stock issuable hereunder as and to the extent required by the rules and regulations of Principal Market (such date, the “Initial Conversion Date”), each holder of Series D may, from time to time, convert any or all of such holder’s shares of Series D into fully paid and non-assessable shares of Common Stock in an amount determined by dividing (i) the Stated Value of the shares of Series D being converted by (ii) the Conversion Price then in effect.

(b)       Conversion Procedure. In order to exercise the conversion right hereunder, the holder of any shares of Series D to be converted shall give written notice to the Corporation at its principal office or such other address or via e-mail as is designated by the Corporation for such purpose, that such holder elects to convert such shares of Series D or a specified portion thereof into shares of Common Stock as set forth in such notice. Within three Trading Days following the Corporation’s receipt of a written notice of conversion setting forth the number of shares of Series D being converted (the “Conversion Notice”) delivered by the holder to the Corporation, the Corporation shall issue the number of shares of Common Stock determined pursuant to this Section 4, which shares of Common Stock may be certificated or in book entry form as the Corporation may elect. In case of conversion hereunder of only a part of the shares of Series D held by the holder, the Corporation shall update its stock ledger for the Series D to reflect the holders’ shares of Series D which have not been converted. The Corporation shall pay all documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock issuable upon conversion of the Series D.

(c)       Limitation on Beneficial Ownership. The Corporation shall not effect the conversion of any of the Series D held by a holder thereof, and such holder shall not have the right to convert any of the Series D held by such holder pursuant to the terms and conditions of this Certificate of Designations and any such conversion shall be null and void and treated as if never made, to the extent that after giving effect to such conversion, such holder together with the other Attribution Parties of such holder would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such holder and the other Attribution Parties of such holder shall include the number of shares of Common Stock held by such holder and the other Attribution Parties of such holder plus the number of shares of Common Stock issuable upon conversion of the Series D with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted Series D beneficially owned by such holder and the other Attribution Parties of such holder and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Corporation (including any convertible notes, convertible preferred stock or warrants) beneficially owned by such holder and the other Attribution Parties of such holder subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 4(c). For purposes of this Section 4(c), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”). For the avoidance of doubt, the calculation of the Maximum Percentage shall take into account the concurrent exercise and/or conversion, as applicable, of the unexercised or unconverted portion of any other securities of the Corporation beneficially owned by such holder and/or any other Attribution Party, as applicable. For purposes of determining the number of outstanding shares of Common Stock a holder may acquire upon the conversion of such Series D without exceeding the Maximum Percentage, such holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Corporation’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission, as the case may be, (y) a more recent public announcement by the Corporation or (z) any other written notice by the Corporation or its transfer agent, if any, setting forth the number of shares of Common Stock outstanding (the “Reported Outstanding Share Number”). If the Corporation receives a Conversion Notice from a holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Corporation shall notify such holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Conversion Notice would otherwise cause such holder’s beneficial ownership, as determined pursuant to this Section 4(c), to exceed the Maximum Percentage, such holder must notify the Corporation of a reduced number of shares of Common Stock to be purchased pursuant to such Conversion Notice. For any reason at any time, upon the written or oral request of any holder, the Corporation shall within one Trading Day confirm orally and in writing or by electronic mail to such holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including such Series D, by such holder and any other Attribution Party since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of shares of Common Stock to a holder upon conversion of such Series D results in such holder being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the Exchange Act), the number of shares so issued by which such holder’s and the other Attribution Parties’ aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and such holder shall not have the power to vote or to transfer the Excess Shares. Any holder of Series D may from time to time increase (with such increase not effective until the 61st day after delivery of such notice) or decrease the Maximum Percentage applicable to such holder hereunder to any other percentage not in excess of 9.99% as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the 61st day after such notice is delivered to the Corporation and (ii) any such increase or decrease will apply only to such holder and the other Attribution Parties of such holder and not to any other holder that is not an Attribution Party of such holder. For purposes of clarity, the shares of Common Stock issuable to a holder pursuant to the terms of this Certificate of Designations in excess of the Maximum Percentage shall not be deemed to be beneficially owned by such holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act. No prior inability to convert such Series D pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of convertibility. The provisions of this paragraph shall not be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 4(c) to the extent necessary to correct this paragraph (or any portion of this paragraph) which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 4(c) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The provisions of this Section 4(c) shall be of no further force or effect if the holder participates in a subsequent transaction with the Corporation which results in the holder beneficially owning in excess of the Maximum Percentage of the number of shares of the Common Stock outstanding which shall include securities convertible into Common Stock which do not contain a beneficial ownership limitation. In connection with each conversion of the Series D, the holder shall represent that it is not exceeding the Beneficial Ownership Limitation as a result of such conversion. The limitation contained in this paragraph may not be waived and shall apply to a successor holder of such Series D.

(d)       Reservation of Common Stock. The Corporation shall use commercially reasonable efforts to at all times reserve from its authorized Common Stock a sufficient number of shares to provide for conversion of all Series D from time-to-time outstanding.

(e)       Certain Definitions. For purposes hereof, certain capitalized terms used herein shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act of 1933.

“Attribution Parties” means, collectively, the following Persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the initial issuance of the Series D, directly or indirectly managed or advised by a holder’s investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of such holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with such holder or any of the foregoing and (iv) any other Persons whose beneficial ownership of the Corporation’s Common Stock would or could be aggregated with such holder’s and the other Attribution Parties for purposes of Section 13(d) of the Exchange Act. For clarity, the purpose of the foregoing is to subject collectively such holder and all other Attribution Parties to the Maximum Percentage.

“Conversion Price” shall mean $0.25, subject to adjustment in accordance with Section 5, provided that in no event shall the Conversion Price be lower than the Floor Price.

“Exempt Issuance” shall mean the issuance of (i) shares of Common Stock, restricted stock units or options, and the issuance of Common Stock under such restricted stock units and the exercise of such options, to consultants, employees, officers or directors of the Corporation pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to the Corporation, (ii) securities issued upon the exercise or exchange of or conversion of any outstanding securities as of the date of this Certificate of Designations, provided that such securities have not been amended since the date of this Certificate of Designations to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with standard price protection or stock dividends, stock splits or combinations) or to extend the term of such securities, (iii) securities issued pursuant to any merger or business combination (including an amalgamation under Canadian or other foreign law), acquisition, change of control or strategic transaction approved by a majority of the directors of the Corporation, including without limitation any capital raising transaction entered into pursuant thereto or in connection therewith, (iv) securities issued pursuant to any purchase money equipment loan or capital leasing arrangement or in connection with any amendment to any real estate lease to which the Corporation or any subsidiary is a party, (v) Common Stock or warrants (and the Common Stock issuable upon exercise of such warrants) issued to any registered broker-dealer in connection with any capital raising or financing transaction, and (vi) Common Stock or other securities issued to C/M Capital Partners, LP, C/M Capital Master Fund, LP, or an affiliate of either of the foregoing, in a capital raising transaction including without limitation the Corporation’s existing equity line of credit facility with C/M Capital Master Fund, LP.

“Floor Price” shall mean $0.15, subject to adjustment in accordance with Section 5.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Trading Day” means any day on which the Common Stock is traded on the Principal Market, provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York, New York time).

Section 5. Certain Adjustments.

(a)       Adjustment of Conversion Rate upon Subdivision or Combination of Common Stock. With respect to any unconverted shares of Series D, if the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) of its outstanding shares of Common Stock into a greater number of shares, each of the Conversion Price and the Floor Price for any unconverted shares of Series D in effect immediately prior to such subdivision will be proportionately adjusted by having each of the Conversion Price and the Floor Price multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. With respect to any unconverted shares of Series D, if the Corporation at any time combines (by combination, reverse stock split or otherwise) of its outstanding shares of Common Stock into a smaller number of shares, each of the Conversion Price and the Floor Price for any unconverted shares of Series D in effect immediately prior to such combination will be proportionately adjusted by having each of the Conversion Price and the Floor Price multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment pursuant to this Section 5(a) shall become effective immediately after the effective date of the applicable event.

(b)       Adjustments for Reclassification, Exchange or Substitution. If the Common Stock at any time or from time-to-time while the Series D is outstanding shall be changed to the same or different number of shares or other securities of any class or classes of stock or other property, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Section 5(a) hereof), then, and in each event, an appropriate adjustment or revision to each of the Conversion Price and the Floor Price shall be made and provisions shall be made so that the holder shall have the right thereafter to convert the Series D into the kind and amount of shares of stock or other securities or other property receivable upon reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which such Series D might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

(c)       Adjustment Upon Subsequent Sales of Securities. In the event the Corporation issues or sells any securities including options, warrants or convertible securities, except for any Exempt Issuance, at a price of or with an exercise or conversion price of, or an exchange at, less than the Conversion Price, then upon such issuance or sale, the Conversion Price shall be reduced to the sale price or the exercise or conversion price of the securities issued or sold. Provided, however, that if the Conversion Price is reduced as the result of the issuance of convertible or derivative securities, and all of such convertible or derivative securities lapse without the issuance of Common Stock, then the Conversion Price shall be re-adjusted to what it would be but for the issuance of the convertible or derivative securities.

(d)       Fractional Shares. The Corporation shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Corporation shall round such fraction of a share of Common Stock up to the nearest whole share.

Section 6. Record holders. The Corporation and its transfer agent, if any, for the Series D may deem and treat the record holder of any shares of Series D as reflected on the books and records of the Corporation as the sole true and lawful owner thereof for all purposes, and neither the Corporation nor any such transfer agent shall be affected by any notice to the contrary.

Section 7. Restriction and Limitations. Except as expressly provided herein or as required by law so long as any shares of Series D remain outstanding, the Corporation shall not, without the vote or written consent of the holders of at least a majority of the then outstanding shares of the Series D, take any action which would adversely and materially affect any of the preferences, limitations or relative rights of the Series D.

Section 8. Redemption. The Series D Preferred Stock shall not be redeemable at the option of the Corporation or any holder thereof, except as may be required by law or as otherwise expressly set forth in this Certificate of Designations.

Section 9. Amendment. This Certificate of Designations or any provision hereof may be amended by obtaining the affirmative vote at a meeting duly called for such purpose, or written consent without a meeting in accordance with the NRS, of the holders of Series D representing a majority of the outstanding shares of Series D, voting separately as a single class, and with such other stockholder approval, if any, as may then be required pursuant to the NRS and the Articles of Incorporation. Notwithstanding the foregoing, Section 4(c) of this Certificate of Designations may not be amended, waived or modified except as expressly set forth therein.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designations this 2nd day of July, 2026.

By:	/s/ Brady Cobb
Name:	Brady Cobb
Title:	Interim Chief Executive Officer

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